Exhibit 99.1

Sidus Space Acquires Edge Artificial Intelligence (AI) Company, Exo-Space

Accretive acquisition provides Intellectual Property, Technology, Revenue and Contracts while expanding the Company’s Offerings

CAPE CANAVERAL, Fla., August 22, 2023 – Sidus Space (NASDAQ: SIDU) (the “Company” or “Sidus”), a satellite manufacturing and space services company, announces its strategic acquisition of Exo-Space, a cutting-edge California-based firm specializing in Edge Artificial Intelligence (AI) software and hardware for space applications. This transaction signals Sidus’s determination to tap into the growing AI sector and expand its offerings in the Earth and Space Observations services market.

Pursuant to the terms of the acquisition agreement Sidus has acquired Exo-Space’s assets in a combination of cash, stock options and performance bonus incentives in alignment with Sidus’ growth into an AI-enabled space services company. Exo-Space brings a current revenue stream of commercial and government contracts extending through 2025, as well as a pipeline of potential clients. The deal is projected to have a positive impact on Sidus’s earnings before interest, taxes, depreciation, and amortization (EBITDA).

“This accretive acquisition expands our talent, technology, and total addressable market. Along with sales contracts and existing AI technology, the transaction includes the acquisition of Exo-Space’s collective experience in AI and machine learning.” said Carol Craig, Founder and CEO of Sidus Space.

“This transaction provides the opportunity for us to enhance our presence in the Earth and Space Observations markets by providing actionable solutions for our customer’s needs as opposed to just raw data. The integration of Exo-Space EdgeAI technology with Sidus’ sensors provides significant value and transformative potential across various domains.”

Exo-Space occupies a unique niche in the realm of U.S. owned Edge AI computing, concentrating on both software and hardware solutions for space assets that utilize faster processing speeds. Exo-Space’s current operations complement Sidus’ established U.S. DoD/Intelligence relationships.

Jared Novick, Senior Vice President of Strategy & Special Projects, added, “Exo-Space’s combination of space hardened hardware and resilient software made this an attractive acquisition in creation of value to both our customers and shareholders.” He also added, “The concept of offering customers a special “rideshare” opportunity with a software platform to upload, change, and improve analytics of payloads onboard is a forward-thinking and innovative approach. This idea aligns with the increasing demand for flexibility and customization in satellite missions and data collection.”

Sidus believes the acquisition of Exo-Space will seamlessly integrate stand-alone AI and machine learning products into Sidus’ business lines, with the ability to market the hardware for third-party purchase. A distinguishing feature of Exo-Space’s solution is its adaptability, designed to smoothly integrate the latest processor advancements. Proprietary hardware-agnostic software allows this flexibility. The synergy between Sidus’ satellite constellation, Edge Computing, and AI platform is expected to deliver substantial enhancements in leveraging space-based data.

Jeremy Allam, Chief Executive Officer of Exo-Space, commented, “By joining the Sidus team and integrating our AI capabilities into LizzieSat, we can now better deliver the benefits of space-based AI to more customers and on a shorter timeline than was previously possible.”

Sidus believes this strategic acquisition solidifies Sidus Space’s position as a frontrunner in the space technology sector, poised to leverage AI advancements to revolutionize the acquisition and utilization of space-derived data.

Sidus has issued non-qualified stock option awards to purchase an aggregate of 3,955,212 shares of Class A common stock to certain former employees of Exo-Space. The stock options were granted as inducements material to the new employees becoming employees of Sidus in accordance with Nasdaq Listing Rule 5635(c)(4). The options have an exercise price of $0.16 per share, which is equal to the closing price of Sidus’ Class A common stock on August 21, 2023. Each option will vest over a 4-year period, subject to the employee’s continued employment with Sidus on such vesting dates. Notwithstanding the foregoing vesting conditions, no portion of the options shall be exercisable prior to the second (2nd) anniversary of the date of grant.

About Sidus Space

Sidus Space (NASDAQ: SIDU) is a Space Data-as-a-Service satellite company focused on mission-critical hardware manufacturing; multi-disciplinary engineering services; satellite design, production, launch planning, mission operations; and in-orbit support. The Company is located in Cape Canaveral, Florida, where it operates from a 35,000-square-foot manufacturing, assembly, integration, and testing facility focused on vertically integrated Space-as-a-Service solutions including end-to-end satellite support.

Sidus Space has a mission of Bringing Space Down to Earth™ and a vision of enabling space flight heritage status for new technologies while delivering data and predictive analytics to domestic and global customers. Any corporation, industry, or vertical can start their journey off-planet with Sidus Space’s rapidly scalable, low-cost satellite services, space-based solutions, and testing alternatives. More than just a “Satellite-as-a-Service” provider, Sidus Space is a trusted Mission Partner–from concept to Low Earth Orbit and beyond. Sidus Space is ISO 9001:2015, AS9100 Rev. D certified, and ITAR registered.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute ‘forward-looking statements’ within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the expected trading commencement and closing dates. The words ‘anticipate,’ ‘believe,’ ‘continue,’ ‘could,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘may,’ ‘plan,’ ‘potential,’ ‘predict,’ ‘project,’ ‘should,’ ‘target,’ ‘will,’ ‘would’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors described more fully in the section entitled ‘Risk Factors’ in Sidus Space’s Annual Report on Form 10-K for the year ended December 31, 2022, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Sidus Space, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations

Valter Pinto or Jack Perkins

KCSA Strategic Communications

sidus@kcsa.com

(212) 896-1254

Media

Pam Davis

Sidus Space

mediateam@sidusspace.com